Exhibit 99.1

Liberty Media Purchases Additional 78.3 Million DIRECTV Shares

Increases Ownership Stake to Approximately 48%

Funds Purchase with Borrowings against Newly Executed Equity Collar

ENGLEWOOD, Colo., – April 3, 2008 /PRNewswire-FirstCall/ – Liberty Media Corporation (“Liberty”) announced the purchase of 78.3 million DIRECTV common shares in a private transaction increasing Liberty’s ownership to approximately 48%. To fund the purchase Liberty borrowed $1.98 billion against a newly executed equity collar on 110 million DIRECTV common shares.  The equity collar is a series of puts and calls with maturities ranging up to 4.4 years.

“These transactions reaffirm our belief in DIRECTV, the quality of its service, and the performance of Chase Carey and his management team,” said Greg Maffei, Liberty’s President and CEO.  “The additional shares and equity collar each increase our exposure to DIRECTV’s equity and further align Liberty’s interests with those of the DIRECTV shareholders.”

The purchases, collars and loan were executed through a wholly-owned subsidiary of Liberty and attributed to the Liberty Entertainment tracking stock group (Nasdaq: LMDIA/B).

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group, which includes Liberty’s interests in QVC.com, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment Group, which includes Liberty’s interests in the DIRECTV Group, Inc., Starz Entertainment, FUN Technologies, Inc., GSN, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group, which includes all businesses, assets and liabilities not attributed to the Interactive Group or the Entertainment Group including our subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

SOURCE Liberty Media Corporation

CONTACT: John Orr of Liberty Media LLC, +1-720-875-5622

Web site: http://www.libertymedia.com